EXHIBIT 99.1

First Federal Savings and Loan Association of Charleston to Convert to Bank Charter

CHARLESTON, S.C., Dec. 21, 2011 (GLOBE NEWSWIRE) -- First Financial Holdings, Inc. (Nasdaq:FFCH) ("First Financial"), the holding company for First Federal Savings and Loan Association of Charleston ("First Federal"), today announced that First Federal has received conditional approval from the South Carolina State Board of Financial Institutions to convert its charter from a federally chartered stock savings and loan association to a South Carolina-chartered commercial bank. The South Carolina charter is subject to First Financial converting from a savings and loan holding company to a bank holding company. Accordingly, today First Financial filed an application with the Board of Governors of the Federal Reserve System to become a bank holding company. The decision to convert was made in part as a result of the statutory changes contained in the Dodd-Frank Wall Street Reform and Consumer Protection Act, which removed many of the advantages of a federal savings and loan charter. The charter change will not have any significant financial impact or affect First Federal's current activities. Subject to receiving the necessary regulatory approvals, the charter conversion is expected to be completed in the first quarter of calendar year 2012.

R. Wayne Hall, President and Chief Executive Officer of First Financial and First Federal, commented, "We believe that conversion to a commercial bank most accurately reflects the Company's strategic direction. We operate a full service bank that provides a wide variety of products and services to consumers and businesses. We believe that the change to a commercial bank charter will best align with our current operations and execution of our banking strategy."

About First Financial

First Financial Holdings, Inc. (Nasdaq:FFCH) ("First Financial") is a Charleston, South Carolina financial services provider with $3.2 billion in total assets as of September 30, 2011. First Financial offers integrated financial solutions, including personal, business and wealth management services. First Federal Savings and Loan Association ("First Federal"), which was founded in 1934 and is the primary subsidiary, serves individuals and businesses throughout coastal South Carolina, Florence, South Carolina and Wilmington, North Carolina. First Financial subsidiaries include: First Federal; First Southeast Investor Services, Inc., a registered broker-dealer; and First Southeast 401(k) Fiduciaries, Inc., a registered investment advisor. First Federal is the largest financial institution headquartered in the Charleston, South Carolina metropolitan area and the third largest financial institution headquartered in South Carolina, based on asset size. Additional information about First Financial is available at www.firstfinancialholdings.com.

Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. First Financial intends that such forward-looking statements be subject to the applicable safe harbors. All forward-looking statements are based on current expectations regarding important risk factors, including the Risk Factors described in First Financial's Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

CONTACT:   First Financial Holdings, Inc.
Blaise B. Bettendorf
Executive Vice President and Chief Financial Officer
(843) 529.5942 or (843) 529.5456
investorrelations@firstfinancialholdings.com